Exhibit 3.1

CERTIFICATE OF RESTATED

CERTIFICATE OF INCORPORATION

OF

SLS BREEZE HOLDINGS, INC.

Adopted in accordance with the provisions of Section 241 and Section 245 of the

General Corporation Law of the State of Delaware

SLS Breeze Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is SLS Breeze Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 5, 2013.

SECOND: The board of directors of the Corporation unanimously adopted a resolution approving the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) set forth on Exhibit A attached hereto pursuant to the provisions of Sections 141(f) and 241 of the General Corporation Law of the State of Delaware (the “DGCL”).

THIRD: The Corporation has not received payment for any of its stock.

FOURTH: The Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 241 and 245 of the DGCL.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: September 3, 2013

SLS BREEZE HOLDINGS, INC.

By:	/s/ Hollie Moore Haynes
Name:	Hollie Moore Haynes
Title:	President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SLS BREEZE HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is SLS Breeze Holdings, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is two-hundred and fifty million (250,000,000) shares of Common Stock, with a par value of $0.01 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

NAME Howard P. Young	MAILING ADDRESS c/o Kirkland & Ellis LLP 555 California Street, 27th Floor San Francisco, CA 94104

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

The board of directors of the corporation shall initially consist of seven (7) members, as provided in the Stockholders Agreement of the corporation (the “Stockholders Agreement”), a copy of which is on file with the corporation. A quorum of the board and each committee thereof shall consist of three (3) directors, at least two (2) of whom are Investor S Directors (as defined in the Stockholders Agreement). Each Investor S Director shall be entitled to five (5) votes and each member of the board that is not an Investor S Director shall be entitled to one (1) vote for each matter that is voted on by the board or any committee thereof. An act of the board or any committee thereof shall require a majority of the votes present at a meeting at which a quorum is present.

ARTICLE NINE

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE TEN

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

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